EXHIBIT 99.6

VERSANT CORPORATION
2005 EMPLOYEE STOCK PURCHASE PLAN
ENROLLMENT FORM

Check One:	Complete:

☐ New Enrollment	Social Security No.

☐ Change	Employee No.

1.               Name of Participant

2.               Stock purchased under the Plan should be held in account with the Plan Broker in my name or in my name together with the name(s) indicated below (always consult your personal tax advisor before holding these shares with others):

Name	Social Security No.

Name	Social Security No.

If spouse (circle one): Joint Tenants/Community Property

Please notify the Plan Broker directly to transfer or sell your stock.

3.               Payroll Deduction Level (from 2% to 10% in whole percentages):
(deductions will be made from your total compensation which equals base salary, bonuses, overtime pay and commissions).

4.               I confirm my spouse’s interest (if married) in the community property herein, and I hereby designate the following person(s) as my beneficiary(ies) to receive all payments and/or stock attributable to my community property interest under the Plan:

NAME				ADDRESS
*To be divided
as follows:

Last	First	M.I.		Number	Street

Social Security No.		Relationship		City	State	Zip

Last	First	M.I.		Number	Street

Social Security No.		Relationship		City	State	Zip

*                 If more than one beneficiary:  (1) insert “in equal shares”, or (2) insert percentage to be paid to each beneficiary.

5.               The information provided on this Enrollment Form will remain in effect unless and until I complete and submit to the Human Resources Department a new enrollment form.

VERSANT CORPORATION OFFICE USE:

Signature:	Date received by the Human Resources Dept.:

Name:	Date entered into system:

Date:	Please return this form to the Stock Plan Administrator.

VERSANT CORPORATION

2005 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

1.                           I elect to participate in the Versant Corporation (the “Company”) 2005 Employee Stock Purchase Plan (the “Plan”) and to subscribe to purchase shares of the Company’s Common Stock (the “Shares”) in accordance with this Subscription Agreement and the Plan.

2.                           I authorize payroll deductions from each of my paychecks in that percentage of my gross compensation as shown on my Enrollment Form, in accordance with the Plan.

3.                           I understand that such payroll deductions shall be accumulated for the purchase of Shares under the Plan at the applicable purchase price determined in accordance with the Plan.  I further understand that, except as otherwise set forth in the Plan, Shares will be purchased for me automatically at the end of each Purchase Period unless I withdraw from the Plan or otherwise become ineligible to participate in the Plan.

4.                           I understand that this Subscription Agreement will automatically re-enroll me in all subsequent Offering Periods unless I withdraw from the Plan or I become ineligible to participate in the Plan.

5.                           I acknowledge that I have a copy of and am familiar with the Company’s most recent Prospectus which describes the Plan.  A copy of the complete Plan and the Prospectus is on file with the Company and I may request a paper copy from the Company at any time that I am a participant in the Plan.

6.                           I understand that Shares purchased for me under the Plan will be held in a personal account with the Plan Broker unless I request otherwise.

7.                           I hereby agree to be bound by the terms of the Plan.  The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

8.                           I have read and understood this Subscription Agreement.

Signature:

Name:

Date:

Please return this form to the Stock Plan Administrator.